Subject to Completion Preliminary Term Sheet dated September 22, 2023	Filed Pursuant to Rule 433
Registration Statement No. 333-272447
(To Prospectus dated September 5, 2023,
Prospectus Supplement dated September 5, 2023 and
Product Supplement EQUITY CYN-1 dated September 12, 2023)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	September , 2023 September , 2023 September , 2026
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®

▪      Maturity of approximately three years, if not called prior to maturity

▪      Callable by the Issuer in whole prior to maturity on any semi-annual Call Payment Date beginning in September 2024 regardless of the performance of any Index. If the notes are called, you will receive the principal amount of your notes plus the applicable Call Premium on the applicable Call Payment Date.

▪      If the notes are called prior to maturity, the amount payable per unit will be:

▪     [$10.90 to $11.10] if called on the first Call Payment Date

▪     [$11.35 to $11.65] if called on the second Call Payment Date

▪     [$11.80 to $12.20] if called on the third Call Payment Date

▪     [$12.25 to $12.75] if called on the final Call Payment Date

▪      If not called, at maturity, if the level of the Worst-Performing Market Measure has not decreased by more than 40%, a return of principal plus a Digital Payment of [$2.70 to $3.30] per unit; otherwise, 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure, with up to 100.00% of the principal amount at risk.

▪      All payments are subject to the credit risk of Canadian Imperial Bank of Commerce

▪      Limited secondary market liquidity, with no exchange listing

▪      The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-9 of product supplement EQUITY CYN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.483 and $9.683 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-19 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$ 10.000	$
Underwriting discount	$ 0.075	$
Proceeds, before expenses, to CIBC	$ 9.925	$

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

September   , 2023

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Summary

The Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes will be callable by the Issuer, in its sole discretion, in whole prior to maturity on any Call Payment Date. If your notes are called, you will receive the applicable Call Payment on the applicable Call Payment Date. If your notes are not called, at maturity, if the Ending Value of the Worst-Performing Market Measure is greater than or equal to its Threshold Value, you will receive the principal amount plus the Digital Payment; otherwise, you will be subject to 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Worst-Performing Market Measure, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Payments and the Digital Payment) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount, costs associated with hedging the notes and certain service fee described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our pricing models. The initial estimated value as of the pricing date will be based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-19.

Terms of the Notes
Issuer:	Canadian Imperial Bank of Commerce (“CIBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called prior to maturity
Market Measure:	The worst-performing of the S&P 500® Index (Bloomberg symbol: SPX), the Russell 2000® Index (Bloomberg symbol: RTY) and the Nasdaq-100 Index® (Bloomberg symbol: NDX), each a price return index.
Worst-Performing Market Measure:	The Index with the lowest Ending Value as compared to its Starting Value.
Call Feature:	Issuer Callable Notes. The Issuer may, in its sole discretion, call the notes, in whole, on any Call Payment Date regardless of the performance of any Index. If we elect to redeem the notes, we will send a notice to DTC through the trustee at least 3 business days and no more than 20 business days before the applicable Call Payment Date. We will have no independent obligation to notify you directly.
Call Payments (per Unit) and Call Premium:

[$10.90 to $11.00] if called on the first Call Payment Date; [$11.35 to $11.65] if called on the second Call Payment Date; [$11.80 to $12.20] if called on the third Call Payment Date; and [$12.25 to $12.75] if called on the final Call Payment Date; each of which represents a Call Premium of [9.00% to 11.00%] per annum.

The actual Call Payments and Call Premium will be determined on the pricing date.

Barrier:	Applicable
Digital Payment:	[$2.70 to $3.30] per unit, to be determined on the pricing date.
Threshold Value:	With respect to each Index, 60% of its Starting Value
Starting Value:	With respect to each Index, its closing level on the pricing date.
Ending Value:	With respect to each Index, its closing level on the Final Valuation Date.
Call Payment Dates:	On or about September , 2024, March , 2025, September , 2025, and March , 2026.
Final Valuation Date / Maturity Valuation Period:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Calculation Agent:	CIBC

Issuer Callable Barrier Notes	TS-2

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Redemption Amount Determination

If the notes are not called by the Issuer, on the maturity date, you will receive a cash payment per unit determined as follows:

You will receive per unit:

You will lose more than 40%, and possibly all, of the principal amount of the notes if the notes are not called and the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value.

Issuer Callable Barrier Notes	TS-3

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY CYN-1 dated September 12, 2023:

sec.gov/Archives/edgar/data/1045520/000110465923100375/tm2325339d54_424b5.htm

▪	Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

▪	Prospectus dated September 5, 2023: https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY CYN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You understand that the notes may be called at the Issuer’s discretion and, in that case, you accept an early exit from your investment.

▪	You anticipate that the Worst-Performing Market Measure will not decrease from its Starting Value to an Ending Value that is below its Threshold Value.

▪	You accept that the return on the notes will be limited to the return represented by the applicable Call Payment or the Digital Payment, as applicable, even if the percentage change in the level of the Worst-Performing Market Measure is significantly greater than such return.

▪	You are willing to lose more than 40%, and possibly all, of the principal amount if the notes are not called and the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Indices.

▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Payment or the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be called at the Issuer’s discretion prior to maturity.

▪	You seek an uncapped return on your investment.

▪	You seek principal repayment or preservation of capital.

▪	You seek to receive dividends or other benefits of owning the stocks included in the Indices.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Issuer Callable Barrier Notes	TS-4

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Hypothetical Payments upon an Issuer’s Call or at Maturity

Notes Are Called on a Call Payment Date

Call Payment Date	Call Payment*	Total Rate of Return on the Notes
1st Call Payment Date	$11.00	10.00%
2nd Call Payment Date	$11.50	15.00%
3rd Call Payment Date	$12.00	20.00%
4th Call Payment Date	$12.50	25.00%

* The Call Payments are calculated based on a hypothetical Call Premium of 10% per annum (the midpoint of the Call Premium range of [9.00% to 11.00%] per annum).

Notes Are Not Called on Any Call Payment Date

The following table and examples are for purposes of illustration only. They assume that the notes have not been called prior to maturity and are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of the Worst-Performing Market Measure of 100, a hypothetical Threshold Value of the Worst-Performing Market Measure of 60, a hypothetical Digital Payment of $3.00 (the midpoint of the Digital Payment range of [$2.70 to $3.30]) per unit and a range of hypothetical Ending Values of the Worst-Performing Market Measure. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value of each Index (in particular, of the Worst-Performing Market Measure) and Digital Payment, whether the notes are called prior to maturity and the actual term of your investment. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Indices, see “The Indices” section below. Each Index is a price return index and as such its Ending Value will not include any income generated by dividends paid on the stocks included in that Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value of the Worst-Performing Market Measure	Percentage Change of the Worst- Performing Market Measure from Its Starting Value to Its Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
200.00	100.00%	$13.00(1)	30.00%
175.00	75.00%	$13.00	30.00%
150.00	50.00%	$13.00	30.00%
120.00	20.00%	$13.00	30.00%
100.00(2)	0.00%	$13.00	30.00%
90.00	-10.00%	$13.00	30.00%
80.00	-20.00%	$13.00	30.00%
60.00	-40.00%	$13.00	30.00%
59.00	-41.00%	$5.90	-41.00%
50.00	-50.00%	$5.00	-50.00%
25.00	-75.00%	$2.50	-75.00%
0.00	-100.00%	$0.00	-100.00%

1)	The Redemption Amount per unit cannot exceed $10 plus the hypothetical Digital Payment.

2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of any Index.

Issuer Callable Barrier Notes	TS-5

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Redemption Amount Calculation Examples (If Not Previously Called by the Issuer)

Example 1
The Ending Value of the Worst-Performing Market Measure is 50.00, or 50.00% of its Starting Value:
Starting Value of the Worst-Performing Market Measure: 100.00
Ending Value of the Worst-Performing Market Measure: 50.00
= $5.00 Redemption Amount per unit
Example 2
The Ending Value of the Worst-Performing Market Measure is 90.00, or 90.00% of its Starting Value:
Starting Value of the Worst-Performing Market Measure: 100.00
Ending Value of the Worst-Performing Market Measure: 90.00
$10 + $3.00	= $13.00 Redemption Amount per unit

Example 3
The Ending Value of the Worst-Performing Market Measure is 150.00, or 150.00% of its Starting Value:
Starting Value of the Worst-Performing Market Measure: 100.00
Ending Value of the Worst-Performing Market Measure: 150.00
$10 + $3.00	= $13.00 Redemption Amount per unit

Issuer Callable Barrier Notes	TS-6

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-9 of product supplement EQUITY CYN-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	If the notes are not called and the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, you will lose more than 40%, and possibly all, of the principal amount.

▪	Your investment return is limited to the return represented by the applicable Call Payment or the Digital Payment, as applicable, and may be less than a comparable investment directly in the stocks included in an Index.

▪	If the notes are called by the Issuer, you will be subject to reinvestment risk. While we may call the notes for any reasons, we would generally be more likely to call the notes if we anticipate that the return on the notes will exceed the return on our conventional debt securities with a similar remaining term until maturity.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	The notes will be subject to the risks of each Index, not a basket composed of the Indices, and will be negatively affected if the level of any Index decreases below its Starting Value or Threshold Value, as applicable, even if the level of any other Index does not.

▪	You will not benefit in any way from the performance of the better performing Index.

▪	As the notes are linked to the Worst-Performing Market Measure, it is more likely that you will not receive a positive return on the notes and will lose some or all of your investment.

▪	You will be subject to risks relating to the relationship among the Indices.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	Our initial estimated value of the notes will be lower than the public offering price of the notes. The public offering price of the notes will exceed our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-19, are included in the public offering price of the notes.

▪	Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the levels of the Indices, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which we, MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which we, MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

▪	Our initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and any secondary market prices of the notes.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Issuer Callable Barrier Notes	TS-7

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Indices), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is CIBC. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	An Index sponsor may adjust the relevant Index in a way that affects its level, and has no obligation to consider your interests.

▪	As a noteholder, you will have no rights of a holder of the securities represented by any Index, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the companies included in an Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in an Index, and have not verified any disclosure made by any other company.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-47 of product supplement EQUITY CYN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Additional Risk Factors

The notes are subject to risks associated with small-size capitalization companies.

The stocks composing the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

The notes are subject to risks associated with investments in securities linked to the value of non-U.S. equity securities.

Some of the equity securities composing the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries or global regions, including changes in government, economic and fiscal policies and currency exchange laws. These factors may adversely affect the level of the NDX and consequently, the return on the notes.

Issuer Callable Barrier Notes	TS-8

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

The Indices

All disclosures contained in this term sheet regarding the Indices, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources, which we have not independently verified. The information reflects the policies of, and is subject to change by, each of S&P Dow Jones Indices LLC (“SPDJI”) with respect to the SPX, FTSE Russell with respect to the RTY, and Nasdaq, Inc. (“Nasdaq”) with respect to the NDX (SPDJI, FTSE Russell and Nasdaq together, the “Index sponsors”). Each Index sponsor, which license the copyright and all other rights to the relevant Index, has no obligation to continue to publish, and may discontinue or suspend the publication of, that Index. The consequences of an Index sponsor discontinuing publication of the relevant Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-33 of product supplement EQUITY CYN-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Index or any successor index.

The S&P 500® Index

The SPX consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. The SPX is one of the multiple indices published by SPDJI (the “S&P U.S. Indices”). The SPX is reported by Bloomberg L.P. under the ticker symbol “SPX.”

Composition of the S&P U.S Indices

Securities must meet the following eligibility factors to be considered eligible for inclusion in the S&P U.S. Indices. Constituent selection is at the discretion of the SPDJI’s U.S. index committee (the “Index Committee”) and is based on the eligibility criteria.

Changes to the S&P U.S. Indices are made as needed, with no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced two to five days before they are scheduled to be implemented.

Additions to the S&P U.S. Indices are evaluated based on the following eligibility criteria:

•	Domicile. Only common stocks of U.S. companies are eligible. For index purposes, a U.S. company has the following characteristics:

▪	satisfies the periodic reporting obligations imposed by the Exchange Act by filing forms for domestic issuers, such as, but not limited to, Form 10-K annual reports, Form 10-Q quarterly reports, and Form 8-K current reports;

▪	the U.S. portion of fixed assets and revenues constitutes a plurality of the total, but need not exceed 50%. When these factors are in conflict, fixed assets determine plurality. Revenue determines plurality when there is incomplete asset information. Geographic information for revenue and fixed asset allocations are determined by the company as reported in its annual filings. If this criteria is not met or is ambiguous, SPDJI may still deem the company to be a U.S. company for index purposes if its primary listing, headquarters and incorporation are all in the United States and/or “a domicile of convenience” (Bermuda, Channel Islands, Gibraltar, islands in the Caribbean, Isle of Man, Luxembourg, Liberia or Panama); and

▪	the primary listing is on an eligible U.S. exchange.

In situations where the only factor suggesting that a company is not a U.S. company is its tax registration in a “domicile of convenience” or another location chosen for tax-related reasons, SPDJI normally determines that the company is still a U.S. company. The final determination of domicile eligibility is made by the Index Committee, which can consider other factors including, but not limited to, operational headquarters location, ownership information, location of officers, directors and employees, investor perception and other factors deemed to be relevant.

•	Exchange Listing. A primary listing on one of the following U.S. exchanges is required: NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges. Ineligible exchanges include the OTC Bulletin Board and Pink Sheets.

•	Organizational Structure and Share Type. Eligible organizational structures and share types are corporations (including equity and mortgage REITS) and common stock (i.e., shares). Ineligible organizational structures and share types include business development companies, limited partnerships, master limited partnerships, limited liability companies, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, special purpose acquisition companies, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights, American Depositary Receipts and tracking stocks.

•	Market Capitalization. The unadjusted company market capitalization should be within a specified range. Such ranges are reviewed quarterly and updated as needed to ensure they reflect current market conditions. For spin-offs, S&P U.S. Index membership eligibility is determined using when-issued prices, if available.

•	Liquidity. Using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume over the last 365 calendar days) to float-adjusted market capitalization should be at

Issuer Callable Barrier Notes	TS-9

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

least 0.10, and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.

•	IWF. The IWF for each company represents the portion of the total shares outstanding that are considered part of the public float for purposes of the S&P U.S. Indices. An IWF of at least 0.10 is required.

•	Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter. For REITs, financial viability is based on GAAP earnings and/or Funds From Operations (FFO), if reported.

•	Treatment of IPOs. Initial public offerings should be traded on an eligible exchange for at least 12 months before being considered for addition to an S&P U.S. Index. Spin-offs or in-specie distributions from existing constituents do not need to be seasoned for 12 months prior to their inclusion in an S&P U.S. Index.

•	Sector Balance. A company is evaluated for its contribution to sector balance maintenance, as measured by a comparison of each GICS® sector’s weight in an index with its weight in the S&P U.S. Total Market Index, in the relevant market capitalization range. The S&P Total Market Index is a float-adjusted, market-capitalization weighted index designed to track the broad U.S. equity market, including large-, mid-, small- and micro-cap stocks.

SPDJI believes turnover in membership in the S&P U.S. Indices should be avoided when possible. At times a stock may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the S&P U.S. Indices, not for continued membership. As a result, a constituent of the S&P U.S. Indices that appears to violate criteria for addition to the S&P U.S. Indices is not deleted unless ongoing conditions warrant an index change.

Calculation of the S&P U.S. Indices

The S&P U.S. Indices are float-adjusted market capitalization-weighted indices. On any given day, the index value of each S&P U.S. Index is the total float-adjusted market capitalization of that S&P U.S. Index’s constituents divided by its divisor. The float-adjusted market capitalization reflects the price of each stock in the relevant S&P U.S. Index multiplied by the number of shares used in the index value calculation.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to distinguish between strategic (control) shareholders, whose holdings depend on concerns such as maintaining control rather than shorter term economic fortunes of the company, and those holders whose investments depend on the stock’s price and their evaluation of a company’s future prospects. Generally, these “control holders” include officers and directors, private equity, venture capital & special equity firms, asset managers and insurance companies with board of director representation, other publicly traded companies that hold shares for control, holders of restricted shares, company-sponsored employee share plans/trusts, defined contribution plans/savings and investment plans, foundations or family trusts associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds), sovereign wealth funds and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, SPDJI calculates an IWF, which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the relevant S&P U.S. Index.

Divisor. Continuity in the value of each S&P U.S. Index is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the relevant S&P U.S. Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of each S&P U.S. Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of that S&P U.S. Index. The divisor of each S&P U.S. Index is adjusted such that the index value of that S&P U.S. Index at an instant just prior to a change in base capital equals the index value of that S&P U.S. Index at an instant immediately following that change.

The following types of corporate actions would require a divisor adjustment: company added/deleted, change in shares outstanding, change in IWF, special dividend and rights offering. Stock splits and stock dividends do not affect the divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by SPDJI so that there is no change in the market value of the relevant component. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Maintenance of the S&P U.S. Indices

Changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically implemented with at least three business days advance notice.

Removals. Removals from the S&P U.S. Indices are evaluated based as follows:

•	A company involved in a merger, acquisition or significant restructuring such that it no longer meets the eligibility criteria is deleted from the S&P U.S. Indices at a time announced by SPDJI, normally at the close of the last day of trading or expiration

Issuer Callable Barrier Notes	TS-10

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

of a tender offer. Constituents that are halted from trading may be kept in the index until trading resumes, at the discretion of the Index Committee. If a stock is moved to the pink sheets or the bulletin board, the stock is removed.

•	A company that substantially violates one or more of the eligibility criteria may be deleted at the Index Committee’s discretion.

Any company that is removed from the S&P U.S. Indices must wait a minimum of one year from its index removal date before being reconsidered as a replacement candidate.

Share Updates. When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, SPDJI will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%. For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares. Changes to share counts that is less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September and December.

IWF Updates. Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, IWF changes are only made at the annual IWF review.

Share/IWF Freezes. A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday preceding the second Friday of each rebalancing month (i.e., March, June, September and December) and ends after the market close on the third Friday of a rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data are released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 19 (i.e., the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for certain corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period, all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

In general, companies that are the target of a cash M&A event that is expected to close by quarter end according to publicly available guidance may have their share count frozen at their current level for rebalancing purposes.

Corporate Actions. As specified in “—Calculation of the S&P U.S. Indices—Divisor” above, the divisor will be adjusted for certain corporation actions. Corporate actions (such as stock splits, stock dividends, non-zero price spin-offs and rights offerings) are applied after the close of trading on the day prior to the ex-date.

Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the Index Committee’s discretion, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

Issuer Callable Barrier Notes	TS-11

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

The following graph shows the daily historical performance of the SPX in the period from January 1, 2013 through September 20, 2023. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On September 20, 2023, the closing level of the SPX was 4,402.20.

Historical Performance of the SPX

This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the notes may be. Any historical upward or downward trend in the level of the SPX during any period set forth above is not an indication that the level of the SPX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SPX.

License Agreement

CIBC has entered into a nonexclusive license agreement providing for the license to the SPX, in exchange for a fee, of the right to use indices owned and published by SPDJI in connection with some products, including the notes.

The SPX is a product of SPDJI, and has been licensed for use by us. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC; and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by us.

The notes are not sponsored, endorsed, sold or promoted by SPDJI, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. SPDJI is not an investment advisor. Inclusion of a security within the SPX is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US,

HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Issuer Callable Barrier Notes	TS-12

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

The Russell 2000® Index

The RTY is designed to measure the performance of the small-capitalization segment of the U.S. equity market. It is a subset of the Russell 3000® Index and represents approximately 10% of the total market capitalization of that index. The Russell 3000® Index is designed to measure the performance of the largest 3,000 U.S. companies, which represent approximately 97% of the investable U.S. equity market. The RTY is reported by Bloomberg L.P. under the ticker symbol “RTY.”

Defining Eligible Securities

All companies that are determined to be part of the U.S. equity market under FTSE Russell’s country-assignment methodology are included in the Russell U.S. indices. If a company is incorporated in, has a stated headquarters location in, and also trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), the company is assigned to the equity market of its country of incorporation. If any of the three do not match, FTSE Russell then defines three Home Country Indicators (“HCI”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country. Using the HCIs, FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of the company’s assets matches any of the HCIs, then the company is assigned to its primary asset location. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenues for the same cross-comparison and will assign the company to the appropriate country in a similar fashion. FTSE Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover. If conclusive country details cannot be derived from assets or revenue, FTSE Russell assigns the company to the country where its headquarters are located unless the country is a Benefit Driven Incorporation country; in which case, the company will be assigned to the country of its most liquid stock exchange. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. If a company is designated as a Chinese “N Share,” it will not be considered for inclusion within the Russell U.S. indices. An “N Share” is a company incorporated outside of mainland China that trades on the New York Stock Exchange (the “NYSE”), the Nasdaq exchange or the NYSE American. An N Share will have a headquarter or principle executive office or its establishment in mainland China, with a majority of its revenues or assets derived from the People’s Republic of China.

All securities eligible for inclusion in Russell U.S. indices must trade on an eligible U.S. exchange. The eligible U.S. exchanges are: CBOE, NYSE, NYSE American, NYSE Arca and Nasdaq. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion, including securities for which prices are displayed on the FINRA ADF.

Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts are not eligible for inclusion in the Russell U.S. indices. Royalty trusts, U.S. limited liability companies, closed-end investment companies, blank-check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. indices. Business development companies, exchange traded funds and mutual funds are also excluded.

If an eligible company trades under multiple share classes, FTSE Russell will review each share class independently for U.S. index inclusion. Stocks must trade at or above $1.00 (on its primary exchange) on the rank day in May of each year to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing index member’s closing price is less than $1.00 on rank day, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank day is equal to or greater than $1.00. If an existing index member does not trade on the rank day in May, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible. A stock added during the quarterly initial public offering (“IPO”) process is considered a new index addition and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the IPO eligibility period in order to qualify for index inclusion. Companies with a total market capitalization of less than $30 million are not eligible for inclusion in the Russell U.S. indices. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell U.S. indices.

Annual Reconstitution

Annual reconstitution is the process by which all Russell indices are completely rebuilt. Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment. Companies may get bigger or smaller over time, or periodically undergo changes in their style characteristics. Reconstitution ensures that the companies continue to be correctly represented in the appropriate Russell indices.

On the rank day in May each year, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other Russell U.S. indices are determined from that set of securities. If there are not 4,000 eligible securities in the U.S. market, the entire eligible set is included.

Reconstitution occurs on the fourth Friday in June. A full calendar for reconstitution is published each spring.

Eligible IPOs are added to the Russell U.S. indices quarterly to ensure that new additions to the institutional investing opportunity set are reflected in the representative indices. FTSE Russell focuses on IPOs each quarter because it is important to reflect market additions between reconstitution periods. Companies filing an IPO registration statement (or the local equivalent when outside the United States) and listing with the same quarter on an eligible U.S. exchange are reviewed for eligibility regardless of previous trading activity (exceptional or unique events may induce extraordinary treatment which will be communicated appropriately). Companies currently trading on foreign exchanges or OTC markets will be reviewed for eligibility if: (1) the company files an IPO statement for an eligible U.S. exchange; and (2) the offering is announced to the market and confirmed by FTSE Russell’s vendors as an IPO.

Issuer Callable Barrier Notes	TS-13

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Capitalization Adjustments

After membership is determined, a security’s shares are adjusted to include only those shares available to the public, which is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks in the Russell U.S. indices are weighted by their available (also called “float-adjusted”) market capitalization, which is calculated by multiplying the primary closing price by the available shares. Adjustments to shares are reviewed at reconstitution, during quarterly update cycles and for corporate actions such as mergers.

Certain types of shares are considered restricted and removed from total market capitalization to arrive at free float or available market capitalization, such as shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments), shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated, and shares with high shareholding concentration, etc.

Corporate Action-Driven Changes

FTSE Russell defines a corporate action as an action on shareholders with a prescribed ex-date (e.g., rights issue, special dividend, stock split). The share price and indices in which the company is included will be subject to an adjustment on the ex-date. This is a mandatory event. FTSE Russell defines a corporate event as a reaction to company news (event) that might impact the index depending on the index rules. FTSE Russell applies corporate actions and events to its indices on a daily basis. Depending upon the time an action is determined to be final, FTSE Russell will either (1) apply the action before the open on the ex-date, or (2) apply the action providing appropriate notice, referred to as “delayed action.”

For merger and spin-off transactions that are effective between rank day in May and the business day immediately before the index lock down takes effect prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action. For corporate events that occur during the reconstitution lock down period (which take effect from the open on the first day of the lock-down period onwards), market capitalizations and memberships will not be reevaluated. Non index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.

If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, FTSE Russell evaluates the additional share class for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets the minimum size requirement (above the minimum market capitalization breakpoint defined as the smallest member of the Russell 3000E Index from the previous rebalance, adjusted for performance to date.) Index membership of additional share classes that are added due to corporate actions will mirror that of the pricing vehicle, as will style and stability probabilities. If the distributed shares of an additional share class do not meet eligibility requirements, they will not be added to the index (the distributed shares may be added to the index temporarily until they are settled and listed to enable index replication).

“No Replacement” Rule: Securities that leave a Russell U.S. index for any reason (e.g., mergers, acquisitions or other similar corporate activities) are not replaced. Thus, the number of securities in a Russell U.S. index over the year will fluctuate according to corporate activity.

To maintain representativeness and maximize the available investment opportunity for index managers, the Russell U.S. indices are reviewed quarterly for updates to shares outstanding and to free floats used within the index calculation. The changes are implemented quarterly, on the third Friday of March, September and December (after the close). The June reconstitution will continue to be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th, in which case reconstitution will occur on the Friday prior).

Issuer Callable Barrier Notes	TS-14

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

The following graph shows the daily historical performance of the RTY in the period from January 1, 2013 through September 20, 2023. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On September 20, 2023, the closing level of the RTY was 1,810.102.

Historical Performance of the RTY

This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the notes may be. Any historical upward or downward trend in the level of the RTY during any period set forth above is not an indication that the level of the RTY is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the RTY.

License Agreement

We have entered into a non-exclusive license agreement with FTSE Russell whereby we, in exchange for a fee, are permitted to use the RTY and its related trademarks in connection with certain securities, including the notes.

The license agreement between FTSE Russell and us provides that the following language must be set forth when referring to any FTSE Russell indexes or the FTSE Russell trademarks in this term sheet:

“‘Russell 2000®’ and ‘Russell 3000®’ are trademarks of FTSE Russell and have been licensed for use by CIBC. The notes are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the notes upon which the RTY is based. FTSE Russell’s only relationship to CIBC and its affiliates is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY which is determined, composed and calculated by FTSE Russell without regard to CIBC and its affiliates or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CIBC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Issuer Callable Barrier Notes	TS-15

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

The Nasdaq-100 Index®

The NDX includes 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. The NDX is reported by Bloomberg under the ticker symbol “NDX.”

Launched in January 1985, the NDX represents the largest non-financial domestic and international securities listed on The Nasdaq Stock Market based on market capitalization. The NDX is calculated under a modified market capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq reviews the composition of the NDX on a quarterly basis and adjusts the weightings of index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

Eligibility Criteria

To be eligible for initial inclusion in the NDX, a security must meet the following criteria:

•	Eligible security types. Eligible security types generally include American Depositary Receipts, common stocks, ordinary shares, and tracking stocks. Securities of REITs are not eligible for index inclusion.

•	Multiple classes of securities. If an issuer has multiple security classes listed, all security classes are eligible.

•	Eligible exchanges. The securities must exclusively be listed on the Nasdaq Global Select Market or the Nasdaq Global Market.

•	Geographic eligibility. If the issuer of a security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a registered options market in the U.S. or be eligible for listed-options trading on a registered options market in the U.S.

•	Industry or sector eligibility. The security must be classified as a non-financial company (any industry other than financials) according to the Industry Classification Benchmark, a product of FTSE International Limited that is used under license.

•	Market capitalization eligibility. There is no market capitalization eligibility criterion.

•	Liquidity eligibility. Each security must have a minimum average daily trading volume of 200,000 shares (measured over the three calendar months ending with the month that includes the reconstitution reference date).

•	Seasoning eligibility. The security must have traded for at least three full calendar months, not including the month of initial listing, on an eligible exchange, which includes Nasdaq (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), New York Stock Exchange (the “NYSE”), NYSE American or CBOE BZX. Eligibility is determined as of the constituent selection reference date, and includes that month. A security that was added to the index as the result of a spin-off event will be exempt from the seasoning requirement.

•	Float eligibility criteria. There is no float eligibility criterion.

Other eligibility criteria. The issuer of the security generally may not currently be in bankruptcy proceedings. The issuer of the security generally may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the index management committee.

Index Constituent Selection

A reconstitution is conducted on an annual basis, at which time all eligible issuers, ranked by market capitalization, are considered for index inclusion based on the following order of criteria.

•	The top 75 ranked issuers will be selected for inclusion in the index.

•	Any other issuers that were already members of the index as of the reconstitution reference date and are ranked within the top 100 are also selected for inclusion in the index.

•	In the event that fewer than 100 issuers pass the first two criteria, the remaining positions will first be filled, in rank order, by issuers currently in the index ranked in positions 101-125 that were ranked in the top 100 at the previous reconstitution or replacement- or spin-off-issuers added since the previous reconstitution. In the event that fewer than 100 issuers pass the first three criteria, the remaining positions will be filled, in rank order, by any issuers ranked in the top 100 that were not already members of the index as of the reconstitution reference date.

Index Calculation

The NDX is a modified market capitalization-weighted index. The value of the NDX equals the aggregate value of the weights of each of the component securities multiplied by each such security’s last sale price, and divided by the divisor of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes. If trading in an index security is halted on its primary listing market, the most recent last sale price for that security is used for all index computations until trading on such market resumes. Likewise, the most recent last sale price is used if trading in a component security is halted on its primary listing market before the market is open.

Issuer Callable Barrier Notes	TS-16

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Index Maintenance

Deletion policy. If, at any time other than an index reconstitution, Nasdaq determines that a component security is ineligible for index inclusion, that component security is removed as soon as practicable.

Replacement policy. Securities may be added to the NDX outside of the index reconstitution when there is a deletion. The component security (or all component securities under the same issuer, if appropriate) is replaced as soon as practicable if the issuer in its entirety is being deleted from the NDX. The issuer with the largest market capitalization that is not in the NDX and that meets all eligibility criteria as of the prior month end will replace the deleted issuer. Issuers that are added as a result of a spin-off are not replaced until after they have been included in a reconstitution.

For pending deletions set to occur soon after an index reconstitution and/or index rebalance effective date, Nasdaq may decide to remove a component security from the index in conjunction with the index reconstitution and/or index rebalance effective date.

Corporate actions. In the periods between scheduled index reconstitution and rebalancing events, individual component securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the index.

Index Rebalancing

Under the methodology employed, on a quarterly basis coinciding with Nasdaq’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NDX (i.e., as a 100-stock index, the average percentage weight in the NDX is 1%).

This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, Nasdaq may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NDX.

If either one or both of these weight distribution requirements are met upon quarterly review, or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by a sufficient amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by a sufficient amount for the “collective weight,” so adjusted, to be set to 40%.

Issuer Callable Barrier Notes	TS-17

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

The following graph shows the daily historical performance of the NDX in the period from January 1, 2013 through September 20, 2023. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On September 20, 2023, the closing level of the NDX was 14,969.92.

Historical Performance of the NDX

This historical data on the NDX is not necessarily indicative of the future performance of the NDX or what the value of the notes may be. Any historical upward or downward trend in the level of the NDX during any period set forth above is not an indication that the level of the NDX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the NDX.

License Agreement

We or one of our affiliates have entered into a non-exclusive license agreement with Nasdaq providing for the license to us, in exchange for a fee, of the right to use the NDX in connection with the notes.

The notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NDX to track general stock market performance. The Corporations’ only relationship to CIBC (the “Licensee”) is in the licensing of the Nasdaq-100®, Nasdaq 100 Index® and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the NDX which is determined, composed and calculated by Nasdaq without regard to Licensee or the notes. Nasdaq has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NDX. The Corporations are not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Issuer Callable Barrier Notes	TS-18

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to a broker dealer in which an affiliate of BofAS has an ownership interest for providing certain services with respect to this offering, which will reduce the economic terms of the notes to you.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 25,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

We, MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include our respective trading commissions and mark-ups or mark-downs. We, MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, none of us is obligated to engage in any such transactions. At our respective discretion, for a short, undetermined initial period after the issuance of the notes, we, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by us, MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Indices and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Indices. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the Call Payment or the Redemption Amount, will be calculated based on the performance of the Indices and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Indices, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-12 of product supplement EQUITY CYN-1 and “Use of Proceeds” on page S-14 of prospectus supplement.

Issuer Callable Barrier Notes	TS-19

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Issuer Callable Barrier Notes	TS-20

Issuer Callable Barrier Notes Linked to the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®, due September , 2026

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” in product supplement EQUITY CYN-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year. Non-U.S. holders should consult the section entitled “U.S. Federal Income Tax Summary—Non-U.S. Holders” in product supplement EQUITY CYN-1.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Issuer Callable Barrier Notes	TS-21